UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
          12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
             DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                                  Commission File Number 0-33437


                           ASHCROFT HOMES CORPORATION
                           ---------------------------
             (Exact name of registrant as specified in its charter)



       6312 South Fiddlers Green Circle, Suite 500-N, Englewood, CO 80111
                                 (303) 799-6194
  ----------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                           Common Stock, no par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)



                                      None
       -------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)     [X]
                  Rule 12g-4(a)(1)(ii)    [ ]
                  Rule 12g-4(a)(2)(i)     [ ]
                  Rule 12g-4(a)(2)(ii)    [ ]
                  Rule 12h-3(b)(1)(i)     [ ]
                  Rule 12h-3(b)(1)(ii)    [ ]
                  Rule 12h-3(b)(2)(i)     [ ]
                  Rule 12h-3(b)(2)(ii)    [ ]
                  Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or
notice date:   283

     Pursuant to the requirements of the Securities Exchange Act of 1934, ASHCROFT HOMES CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  9/30/04        By: /s/ Richard O. Dean
                          ------------------------------------------------------
                          Richard O. Dean, President and Chief Executive Officer






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